Exhibit 10.4

Corvex, Inc.

Director Compensation Policy

Members of the Board of Directors (the “Board”) of Corvex, Inc. (the “Company”) who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) shall receive compensation for their services on the Board in accordance with this Director Compensation Policy (this “Policy”).

Cash Compensation

Each non-employee director shall be paid an annual cash retainer of $65,000 prorated for partial periods and paid quarterly in arrears as soon as practicable following the end of each quarter for which payment under this Policy is owed.

In addition to the annual cash retainer described above, the chair of the Board, if he or she is a non-employee director (the “Independent Chair”) or if there is no Independent Chair the lead independent director (the “Lead Independent Director”), shall be paid an annual cash retainer of $25,000 and committee chairs shall be paid the annual committee fees set forth below, in each case prorated for partial periods and paid quarterly in arrears as soon as practicable following the end of each quarter for which payment under this Policy is owed.

Audit Committee Chair:	$25,000
Compensation Committee Chair:	$20,000
Nominating and Corporate Governance Committee Chair:	$18,000

Additionally, non-chair committee members shall be paid the annual committee membership fees set forth below, in each case prorated for partial periods and paid quarterly in arrears as soon as practicable following the end of each quarter for which payment under this Policy is owed.

Audit Committee:	$12,000
Compensation Committee:	$10,000
Nominating and Corporate Governance Committee:	$7,500

Equity Compensation

All equity awards to non-employee directors under this Policy shall be granted pursuant to, and governed by, the Company’s 2026 Equity Incentive Plan (the “Plan”) and the applicable form of award agreement for non-employee directors approved by the Board from time to time. In the event of any inconsistency between this Policy and the Plan or applicable award agreement, the terms of the Plan and award agreement will control.

On the first trading day following December 31 of each year (the “Grant Date”), each non-employee director shall be awarded restricted stock units (“RSUs”) pursuant to the Plan, with each RSU equivalent in value to one share of the Company’s Common Stock, with an aggregate value of $135,000. Such RSUs shall not become vested until the first anniversary of the Grant Date, subject to the non-employee director continuing to be a non-employee director through the applicable vesting date (the “Annual Award Vesting Date”); provided that RSUs granted to any non-employee director that resigns or is not re-elected after expiration of his or her term will become vested through the date of termination of service. If a Change in Control occurs (as defined in the Plan), each non-employee director will fully vest in his or her outstanding equity awards immediately prior to the Change in Control, subject to the non-employee director continuing to be a non-employee director through the date of the change in control. If a non-employee director ceases to continue to be a non-employee director for any reason other than death before the Annual Award Vesting Date or a Change in Control, then such RSUs shall be forfeited as of the date of such termination of service.

Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Plan. The Board, in its sole discretion and in recognition for meritorious service, may elect to vest up to 100% of a non-employee director’s unvested equity awards upon retirement.

Expense Reimbursement

The compensation described in this Policy is in addition to reimbursement of all out-of-pocket expenses incurred by directors in attending meetings of the Board. Reimbursable expenses must be reasonable, customary and documented in accordance with the Company’s travel and expense policies as in effect from time to time.

Employee Directors

An employee of the Company who serves as a director receives no additional compensation for such service.

Amended: March, 2026